Exhibit 5

September 1, 2010

Blue Coat Systems, Inc.

420 North Mary Avenue

Sunnyvale, California 94085

Ladies and Gentlemen:

We have acted as counsel to Blue Coat Systems, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) registering under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of 212,500 shares (the “Plan Shares”) of the Company’s common stock, par value $0.0001 per share, which are to be issued under the 2010 New Employee Stock Incentive Plan of the Company, as amended (the “2010 Plan”), and 300,000 shares (the “Inducement Award Shares” and, together with the Plan Shares, the “Shares”) of the Company’s common stock, par value $0.0001 per share, which are to be issued under the Company’s Stock Option Agreement and its Restricted Stock Unit Agreement with Michael J. Borman (each, a “Non-Plan Agreement”).

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we are of the opinion that the Shares, when duly issued and delivered in accordance with the terms and conditions of the 2010 Plan or the applicable Non-Plan Agreement, will be validly issued, fully paid and non-assessable.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware and the reported judicial decisions thereunder.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP